EXHIBIT 99.1

	21st Century Equity Research							Company Report

Business Description

Aspen Group, Inc. is a private, for-profit provider of online post-secondary education classes in the U.S. As of 4/30/2013 Aspen enrolled 1,875 full- time degree seeking students. Approximately 87% of these full-time students are pursuing graduate degrees. The company specializes in online MBA and MSN (Master’s in Nursing) programs. The company’s proprietary, in-house internet marketing system facilitates comparatively lower tuition offerings and consequently students rely less on federal loan assistance. The university is accredited by the DETC (Distance Education and Technology Council) and the CCNE (Commission on Collegiate Nursing Education). As of 3/15/13 the company retained 38 full-time employees and 91 adjunct professors.

									Aspen Group, Inc. OTC: ASPU DATE: September 3, 2013 PRICE: $.27

Recapitalized post-secondary online education provider with a differentiated business model and new management is poised for significant topline and profitability growth

Powerful earnings model as enrollment ramps based on an in-house internet marketing platform with student acquisition costs 4 xs lower than the industry average and high course completion (90%) and graduation (58%) rates

Aspen’s affordable tuition model (~ $1,000 per graduate course) is 30-60% lower than competitors and targets working professionals with disposable income which limits Title IV (Federal loan) exposure

Macro tailwinds for the nursing field should support course offerings in MSN (Masters of Science in Nursing) and BSN (Bachelors of Science in Nursing) long term

Nearing EBITDA profitability with projected breakeven

EBITDA by FY14 end and projected EBITDA margins of

15% in FY15 and 30% in FY16

Online education providers with minimal Title IV exposure and healthcare education focus are garnering significantly higher valuations

Company Information

Stock Symbol			ASPU
Headquarters			Denver, CO
Stock Price			$.27
Shares Outstanding			59 mil
Market Capitalization			$18 mil
Book Value			$6 mil
Working Capital			($.3 mil)
Insider Ownership			15%

Financial Data

EPS	CY11	CY12	FY14E	FY15E	FY16E
Jul			($.02E)
Oct			($.02E)			Key Operating Metrics
Jan			($.01E)
Apr			($.01E)									Transition
	($.14)	($.17)	($.06E)	$.00E	$.06E							4 months
							4q11	1q12	2q12	3q12	4q12	4/30/2013	CY14E	CY15E
Revenue	$4.5	$5.0	$4.8	$9.0	$14.9	Regular Rate Students	329	437	551	724	949	1,166
% Chg		12%		88%	65%	Full-time Degree Students	1,478	1,488	1,502	1,585	1,681	1,875	2,300	3,500
						Avg Tuition Per Course	$496	$463	$512	$537	$653	$700
Cash	$1	$1	($2)	($1)	$3	Legacy Plan Students: lower margin	1,149	1,051	951	861	732	709
Assets	$4	$4	$3	$3	$5	% Class Starts	75%	67%	58%	45%	36%	26%
Debt	$0	$1	$2	$2	$2	% Tuition Gross Profit	52%	35%	23%	12%	6%	NA
Equity	($2)	$1	($2)	($2)	$1	EBITDA	($1.8m)	($1.6m)	($1m)	($1m)	($.6m)	($1m)	($.7m)	$1.3m
Figures in $millions except per share data

Mark Zinski 262-534-3000 mzinski@tfcentury.com

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Company History and Overview

Aspen Group, Inc. has a long history in online education. While Aspen University was formally established in 1987, its history extends much further. The university is derived from the International Academy which was founded in 1960 with a focus on providing education on the topic of information management, a new and rapidly evolving discipline at that time. The Academy later formed the Information Institute in 1982 which organized conferences and conducted research regarding information technology.

Based in Denver, CO, Aspen University is a private, for-profit distance learning university accredited by the DETC (Distance Education and Technology Council) agency which is recognized by the U.S. Department of Education. The university offers certificate, bachelors, masters, and doctoral degree programs. As the table below illustrates, the majority of the Full- time Degree Seeking students are enrolled in the MBA and MSN (Masters of Science in Nursing) programs. Please note that the nursing programs are accredited by the CCNE (Commission on Collegiate Nursing Education). The university enrolls students from all 50 states and 67% of its faculty holds PhD’s. Of historical note, Aspen University is generally credited with having established the first online MBA program.

Student Body Analysis (as of 4/30/13)

Full-Time Degree Seeking Students			1,875
-Graduate		1,625 (87%)
MBA	816 (44%)
MSN	373 (20%)

-Undergraduate		250 (13%)

Military Students			391
Certificate/Continuing Ed Students			560

Total Student Body			2,826

Aspen University has recently been rejuvenated due to a recapitalization and a public listing under the direction of CEO Michael Mathews. Mr. Mathews possesses extensive internet marketing experience and had previously been the CEO of interclick, a publicly traded internet display advertising network which was acquired by Yahoo! in November of 2011. His subsequent endeavor was the start-up Educational Growth Corp. (EGC) which he had controlled previously. EGC merged with Aspen in May 2011 and later executed a reverse merger with the publicly traded company, Elite Nutritional Brands, Inc., in March 2012. The new entity was incorporated as Aspen Group, Inc.

The newly constituted Aspen has implemented a series of structural changes with a goal of sustainable profitability. Firstly, the company terminated an aggressive price cutting strategy in

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		Mark Zinski 262.534.3000

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July of 2011 which had been installed in June of 2010 under former management. The pricing arrangement offered substantial pricing discounts to students in the form of discounted tuition prepayments in order to facilitate cash flow. However, the new management team deemed the resulting gross margin sacrifice to be untenable. This pricing plan legacy now comprises only 9% of full-time degree seeking revenue and is projected to continue declining at a substantial rate. The company expects the legacy impact to be immaterial beginning in Q3-FY14.

Additional structural changes include a ramp-up of IT investment highlighted by $1.3 million of computer network upgrade spending in 2011 to accommodate an increased speed in student enrollment and better course content delivery. In 2012 the company opened up a call center in Phoenix and hired an executive VP of marketing. The company also expanded its SEM (search engine marketing) advertising via Google as well as branching out to the Yahoo! and Microsoft search engine platforms. The company is also now advertising directly on publisher sites.

The company is also completing a transition to allow students access to Moodle Rooms (Modular Object-Oriented Dynamic Learning Environment). This learning ecosystem allows students more integrated learning sharing and communication by enabling assignment submission, discussion forums, file downloads, instant messages, online calendar, and online quizzes.

The company’s chief strategy is predicated upon offering comparatively lower cost online courses via more efficient internet marketing. The company’s tuition typically averages $300 per credit hour vs. competitor price offerings in the $550-$715 range. The company is also focused on attracting a career-oriented student base and offering quality programs in high demand by the job market.

Program Offerings
BACHELORS DEGREES	MASTERS	DOCTORATES
Bachelor of General Studies	Master of Arts Psychology and Addiction Counseling	Doctorate of Science in Computer Science
Bachelor of Arts in Psychology and Addiction Counseling	Master of Science in Criminal Justice	Doctorate in Education Leaders hip and Learning
Bachelor of Science in Alternative Energy	Master of Science in Criminal Justice with a specialization in	Doctorate in Education Leaders hip and Learning with specializations
Bachelor of Science in Business Administration	Forensic Sciences	Education Administration
Bachelor of Science in Business Administration, (Completion Program)	Law Enforcement Management	Faculty Leadership
Bachelor of Science in Criminal Justice	Terrorism and Homeland Security	Instructional Design
Bachelor of Science in Criminal Justice, (Completion Program)	Master of Science in Information Management with a specialization in	Leadership and Learning
Bachelor of Science in Criminal Justice with specializations in	Management	ASSOCIATE DEGREES
Criminal Justice Administration	Project Management	Associate of General Studies
Major Crime Investigation Procedure	Technologies	Associate of Applied Science Early Childhood Education
Major Crime Investigation Procedure, (Completion Program)	Master of Science in Information Systems with a specialization in	Associate of Fine Arts
Bachelor of Science in Early Childhood Education	Enterprise Application Development
Bachelor of Science in Early Childhood Education, (Completion Program)	Web Development
Bachelor of Science in Early Childhood Education with a specialization in	Master of Science in Information Technology
Infants and Toddlers	Master of Science in Nursing with a specialization in
Infants and Toddlers, (Completion Program)	Administration and Management
Preschool	Administration and Management, (RN to MSN Bridge Program)
Preschool, (Completion Program)	Nursing Education
Bachelor of Science in Foodservice Operations and Restaurant Management	Nursing Education, (RN to MSN Bridge Program)
Bachelor of Science in Medical Managements	Master of Science in Physical Education and Sports Management
Bachelor of Science in Fine Arts with a specialization in	Master of Science in Technology and Innovation with a specialization in
Drawing and Painting	Business Intelligence and Data Management
Entertainment 2D	Electronic Security
Entertainment 3D	Project Management
Illustration	Systems Design
Bachelor of Science in Nursing, (Completion Program)	Technical Languages
CERTIFICATES	Vendor and Change Control Management
Certificates in Information Technology with specializations in:	Master in Business Administration
Information Systems Management	Master in Business Administration with specializations in
Java Development	Entrepreneurs hip
Object Oriented Application Development	Finance
Web Development	Information Management
Certificate in Project Management	Pharmaceutical Marketing and Management
Certificate in Internet Marketing	Project Management
Master in Education
Curriculum Development and Outcomes Assessment
Education Technology
Transformational Leadership

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Investment Thesis

Differentiated Business Model Circumvents the Usual Pitfalls of

Traditional Online Education

The efficiency in communication and content delivery afforded by the internet would appear to be a natural complement to the education field. However, the online education field continues to tweak the integration of technology in seeking an optimal balance. On the extreme end, many “diploma mill” type schools have evolved and have arguably overexploited federal loan assistance to drive revenue growth. Consequently, these online universities are coming under greater scrutiny by Federal regulators. On the other end of the spectrum, top tier brick and mortar institutions are now beginning to offer online courses, appreciating its intrinsic value and practicality and applying it in a measured fashion. The development of online courses at elite institutions is no doubt adding legitimization to the delivery method.

Aspen Group has engineered a strategically-based business model which addresses the major shortcomings most often associated with online education.

1)  Limited Title IV Exposure

Spearheaded by Senator Harkin, the Federal government conducted a comprehensive examination of the online education industry born out of concerns about how federal loan dollars were fueling the industry with accompanying increased loan default risks. Regulators focused on the employability of graduates of online education programs and their subsequent ability to repay loans. Separately, the 90/10 rule stipulates that online universities may not have more than 90% of their revenues derived from federal loan assistance for two consecutive years. There is some speculation that legislators want to further modify this to 80%. Concern has focused on the increasing default rates by students on federal loans with fears even mounting of a possible new “credit bubble”. Online universities with high Title IV exposure are vulnerable not only to default risk, but also to possible more stringent federal regulations which could impair profitability.

Aspen Group has strategically addressed this risk factor by focusing on graduate programs which typically serve working professionals. As cited earlier, 87% of Aspen’s full-time students are enrolled in graduate programs. These are typically career-oriented individuals with a solid work and income history who are looking to further their careers via a flexible online program which can accommodate their working schedules and family commitments. This flexibility aspect is often underrated by brick and mortar institutions and is a major factor in prospective student decision making. Student income generation coupled with Aspen’s low cost model mitigates default risk and enables Aspen to have a significantly lower Title IV concentration of only 18%, a compelling advantage relative to competitors. The majority of students pay tuition out of pocket with a smaller percentage relying on tuition reimbursement from employers.

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Competitor Title IV Exposure

Company	Ticker	Title IV%	Year	School Type
Bridgepoint Education	BPI	86%	2012	Online
Grand Canyon Education	LOPE	80%	2012	
Capella Education	CPLA	79%	2012	
American Public Education	APEI	42%	2011	
Apollo Group	APOL	84%	2012	Hybrid
DeVry University	DV	81%	2011	
Career Education	CECO	80%	2012	
Corinthian Colleges	COCO	86%	2012	Vocational
ITT Educational Services	ESI	80%	2012	
Median (all companies)		**80%**		
Source: BMO Capital Markets, 4/15/13

2)  In-house internet marketing platform

Internet marketing within the industry is a crucial tool for product differentiation and sales generation. This is evidenced most dramatically by the University of Phoenix being the single largest paid search client of Google. The 2011 Prospective Survey of Online Consumer Confidence reported that 82% of survey respondents stated that they began their online education research via web sites, email, or online advertising. It is not uncommon for marketing spending to exceed 25% of sales for online universities. Internet search marketing is extremely cut-throat. In fact, speculation abounds that certain major players sometimes resort to saturating competitors marketing outlets by purchasing all sponsored links. With the exception of Aspen, all online education competitors utilize third party lead generators to obtain non-exclusive sales leads. These are non-branded leads of lesser quality which result in low conversion rates.

Aspen Group has developed its own proprietary online advertising platform which purchases advertising directly from the web site publishers and via search, thus eliminating the middle man (i.e. agencies or lead generation firms). While not explicit in the description of the system, we suspect the system has been culled from senior management’s previous extensive experience in internet marketing, especially display advertising and lead generation. The company reports that all leads are exclusive and generated through Aspen-branded advertising campaigns.

The company’s proprietary advertising system is the focal point of its cost leveraging strategy. In Q4 of 2012 the company was able to lower its cost per enrollment to under $1,200. In calendar Q1 of 2013 the company reports that this cost metric has dropped further, breaking the $1,000 barrier to $925. Additionally, it reports that its cost per lead dropped below $65 and the company achieved a 7% conversion (i.e. lead to enrollment) rate for the first time. The 7% conversion rate

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is three to four times the industry average. We attribute this impressive disparity to the company’s specialized expertise in predictive targeting coupled with a comparatively more specific product i.e. graduate program in nursing and business.

3)  Cost Advantage

Price and brand equity are the two dominant factors which drive purchasing decisions in the online education market. Thus far, based primarily on its cost effective marketing, Aspen is able to offer courses at a significantly lower cost than competitors as shown in the graph below for its largest program, the online MBA.

Aspen University Cost Comparison for MBA Program

$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$31,584
$29,592
$27,936
$27,900
$25,660
$25,000
$19,476
$12,675
$12,000*
Capella
Corinthian College
AIU
Walden University
University of Phoenix
Grand Canyon
Bridgepoint Education
American Public…
Aspen

8

*Effective June 1, 2013

4)  Focus on Graduate Programs

By concentrating primarily on graduate programs, Aspen Group is able to effectively mitigate such common industry risks as weak course completion and graduation rates. One of the major factors attributed to poor course completion by industry experts is a lack of student discipline, a common problem among younger aged students in the associate and bachelor undergraduate programs. By targeting a student population of working adults with work experience and proven academic success, Aspen is able to generate an above average course completion rate of 90% and a graduation rate of 58%. Numerous studies suggest a completion “gap” between online courses

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and face to face classes as younger students miss the structure and grounding of weekly class meetings.

Perhaps most importantly, an ROI analysis conducted by Complete College America in December 2010 concluded that nursing and allied healthcare online programs provided the best income returns on investment. Less technical disciplines such as services and humanities courses generated the least consistent returns. This analysis is consistent with the company’s ROI claims on its MSN program. The company cites sources which conclude that nurses with a MSN earn

$30,000-$90,000 more annually than RN’s without an advanced degree. With MSN tuition at under $20,000, prospective students could potentially earn back their education investment within one year.

While the standard operating mantra for MBA acquisition has traditionally suggested that one needs to attend a top tier MBA program to achieve meaningful ROI, please note that this is within the context of a tuition price tag in excess of $75,000, not including deferred income from withdrawing from the workforce to attend full time. A solid work history in combination with the online MBA can often provide positive perception value, or a form of “signaling” as described by recruiters that the candidate is motivated and hardworking.

While evidence of a negative stigma about the rigor and quality of online programs still exists to a degree, subtle positive changes in this attitude have been observed. A recent Babson Survey Research Group study found that acceptance among academic leaders of online courses increased from 57% in 2003 to 77% in 2012. Most importantly, as the graph below demonstrates, attitudes about quality showed a marked change in 2012 as the percentage of academic officers viewing online education as “inferior” was halved.

It should be noted that at the faculty level of higher education there remains a rigid minority that believes that face to face teaching is a preferred delivery vehicle to online courses.

Lastly, in addition to the type of discipline impacting future income, it is generally recognized that the time length of the program is a factor in deriving value. Programs of less than one year in duration are perceived by recruiters to be of lesser value.

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5)  New Installment Payment Plan Enforces Affordability

In June the company launched a new 3 payment tuition installment plan for students taking graduate degree courses. The three payments of $333.33 are due at the start of week 1, week 5, and week 9 of the 10-week classes. The company reports that student uptake of the plan is growing significantly. In July 4% of students starting new classes utilized the plan. This has reportedly already grown to 10% in August.

Nearing Inflection Point of EBITDA Profitability

The company is projecting at least 50% annual revenue growth for calendar years 2014 and 2015. The increase is based on the projected growth of full-time (FT) degree students. As more students enroll faculty costs are spread out over larger class sizes. The company has identified several key enrollment thresholds for achieving various levels of profitability. At a level of 2,500 FT degree students the company believes it can reach break-even adjusted EBITDA. Adjusted EBITDA margins of 15% and 30% respectively are expected at enrollment levels of 4,000 and 5,250.

With pricing at $1,000 per course the company is already breaking even after a student completes their first course. With course completion rates of 90% for popular courses and a graduation rate of 58%, the earnings model ramps quickly as more students enroll and are retained within programs. Conversely, competitors often incur significantly higher enrollment costs with low graduation rates and course completions. For example, the average bachelor’s graduation rate over the past 6 years at the University of Phoenix is only 31%. The combination of low graduation rates and high internet marketing expenses has been quickly eroding profitability among competitors.

Macro Tailwinds for Nursing Education

While the company’s MBA program may be prone to counter cyclicality, the prognosis for the nursing profession is quite encouraging over the long term. The Bureau of Labor Statistics is forecasting that the nursing profession will grow 2.6% annually from 2010-2020 vs. 1.4% for all other professions. Several demographic factors support this growth trend, including an aging baby boomer population requiring more healthcare services and an RN workforce with one third of its workers aged 50-64. An outflow of retirees is expected in the near future. Please note that the economic downturn played a role in nurses delaying retirement for financial security reasons. The impact of pending healthcare reform, which may insure an additional 30 million people, could also stoke demand within the nursing profession.

Growth Through New Product Offerings

Aspen Group has launched or is planning several new course offerings which could contribute meaningfully to topline growth. The company recently announced the offering of a BSN (Bachelor of Science in Nursing) program which enables RN’s without a BSN to efficiently complete this degree. The Institute of Medicine currently estimates that approximately 50% of RN’s have BSN’s. The Institute has a publicly stated goal of improving this metric to 80% by 2020.

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Several somewhat controversial studies have argued that there may be a causal link between negative patient outcomes and the level of nursing education, especially with surgical patients. Versus an associate’s degree, it is argued that a BSN provides a more holistic education experience by offering more evidence based practice instruction in addition to other courses such as Health Policy and Finance, Interprofessional Communication and Leadership, and Disease Prevention. Additionally, patient care is growing more complex due to the ever increasing integration of information technology which demands a higher level of critical thinking skills.

There appears to be growing momentum for a preference for nurses with BSN’s. The momentum varies locally and by hospital system level. Some states are debating legislation to require newly licensed nurses to have a BSN within 10 years after hire. Some hospital systems require new nurses to have a BSN or enroll in an RN-to-BSN program within 2 years. Magnet hospitals, which comprise approximately 400 of the over 5,000 hospitals in the U.S., will require 100% of nurse managers to have at least a BSN beginning in 2013 including those hospitals renewing their status. This credential certifies that the hospital has a premium skilled nursing staff which is an important differentiator in the market place.

The aforementioned momentum is more pervasive internationally as the EU, Australia, and New Zealand now require a BSN for entry into the nursing profession.  Regardless, an ongoing stream of RN candidates looking for a convenient and flexible way to “bridge” to the BSN appears to be a long-term and sustainable trend which should positively augment Aspen’s topline.

Additionally, the company plans on launching a DNP (Doctorate of Nursing Practice) program in 2013 as well as a DBA (Doctorate of Business Administration).

Industry Overview

The online postsecondary industry is still morphing through a period of experimentation as it seeks  to  both  coexist  with  and  complement  existing  brick  and  mortar  institutions.  Proper application of the inherently efficient delivery method within the context of the overall education system remains a work in progress. While it is generally agreed that online education will continue to grow, the fate of brick and mortar institutions and the possible reshaping of its cost structure are open to wide conjecture. Online education is generally perceived as a “disruptive innovation”. Historically, such disruptions usually enter the marketplace with lower cost, inferior products. But gradually over the course of time they typically improve and ultimately supplant the existing business model.

Traditional education paradigms are being increasingly vetted. Some more extreme pundits are even predicting that 50 years from now there will only be 10 or 15 brick and mortar institutions in existence in the U.S. Additionally, the globalization of the world economy and the increasing international links of communication and information dissemination would appear to support an online education model.

The online education market was estimated at $60.5 billion in 2010 and is expected to grow 7.7% per annum from 2012 to 2015 according to Marketdata Enterprises, Inc. Online enrollments, meaning at least one class being taken online, is expected to increase from 30% of total post- secondary enrollments to 37% by 2015. The table below depicts one forecast of brick and mortar enrollments vs. online enrollments.

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The online education industry has proliferated due to three commonly cited reasons: 1) easy availability of Federal loan funds 2) intense marketing by for-profit online institutions and 3) the great financial crisis which prompted career shifts and a desire for retraining. It is expected that the intensive marketing strategies will continue as companies vie to establish brand identity.

The University of Phoenix continues to be the dominant player in an otherwise highly fragmented industry as the graph below depicts.

The latest development in the online education industry is the advent of MOOCs (Massive Open Online Courses). These courses are generally free and offered by esteemed professors from such elite universities as Harvard, MIT, Stanford, and Princeton. Companies such as Coursera, edX, and Udacity are the early leaders in this product offering. These courses will typically have thousands of participants. Presently they offer certificates of completion so its ultimate value remains unknown. A singular course attached to an elite brand name doesn’t appear to be a substitute for a comprehensive program of long duration in the eyes of recruiters. However, the MOOC industry could become a significant player in online education should they broadly license complete degree programs to private and public institutions in the coming years. The Georgia Tech/Udacity (AT&T subsidized) recent announcement of a Master’s in Computer Science for ~$7,000 is the first degree offering of its kind.

Another significant development occurring within the industry is the relationship building that is occurring between employers and online institutions. Employers are intrigued by the possibility of influencing curriculum development in order to develop a pipeline of prospective students that have adequately matched skills and education experience. For example, the University of Phoenix has developed a relationship with MGM for its hotel management certificate and Wal-

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Mart for its retail management program. Western Governors University has a strong relationship with HCA Healthcare which has resulted in the hospital system hiring hundreds of nurses from the online program.

Lastly, it should be noted that specialized Master’s programs are gaining popularity, especially among recent college graduates with no or little work experience. Such degrees are enabling younger work force entrants to compete more effectively in a highly competitive job market with scarce opportunities.

	Top Online Bachelor's Degrees by Enrollment			Top Online Master's Degrees by Enrollment

	1	Business		1	Business (MBA's)
	2	Nursing and Health Care		2	Education
	3	Computer Information Technology		3	Health Care
	4	Criminal Justice		4	Nursing
	5	Education

			Source: Eduventures, 2009

Valuation

A peer group valuation analysis of publicly traded online education institutions is listed below. This sector suffered severe share price depreciation as a result of the Federal investigation cited earlier and subsequent regulation implementation but stock prices have recovered more noticeably in the past 6 months. Please note that the institutions in the peer group have especially high Title IV student loan concentrations so their stock prices were more acutely affected by the Federal investigation. Also, declining enrollment trends carry messaging weight and can significantly impact stock pricing.

		Price as	52 week				Price/
TICKER	Company	of 8/30/13	price change	Market Cap	EV/EBITDA	EV/Sales	BV per share	PE
APOL	Apollo Group, Inc.	$18.57	-33%	$2,089,867,800	1.7	3.4	2.0	7.4
DV	DeVry, Inc.	$30.01	56%	$1,895,731,700	5.0	0.9	1.4	17.7
LOPE	Grand Canyon Education, Inc.	$34.51	58%	$1,541,216,600	9.8	2.7	6.6	20.1
APEI	American Public Education, Inc.	$40.02	19%	$706,353,000	6.8	1.8	5.3	15.0
BPI	Bridgepoint Education	$16.52	73%	$891,914,800	2.4	0.5	1.9	11.0
STRA	Strayer Education Inc.	$39.96	-38%	$437,562,000	4.2	0.9	10.3	9.2
CPLA	Capella Education Co.	$54.35	73%	$673,396,500	8.0	1.3	4.4	21.3
ESI	ITT Educational Services, Inc.	$28.81	-11%	$672,713,500	2.3	0.5	5.3	7.9
COCO	Corinthian Colleges Inc.	$2.21	9%	$189,684,300	1.5	0.1	0.3	NA
CECO	Career Education Corp.	$2.62	-21%	$173,444,000	NA	0.0	0.3	NA
	Median		14%	$689,874,750	4.2	0.9	3.2	13.0

An analysis of the merger and acquisition activity within the education industry in 2012 somewhat belies the above data as the overall education industry enjoyed relatively healthy acquisition multiples. The data below reflects a median EV/EBITDA multiple of 10.3x and a median EV/Sales multiple of 1.6x.

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Capstone Partners’ 2Q13 industry analysis (http://www.capstonellc.com/industryreports) of the post-secondary industry highlights the significant valuation differentials within the industry. For example, institutions with a “clean regulatory history” and minimal Title IV exposure are garnering EBITDA multiples of 6.5-8x. This is twice the multiple of institutions with “regulatory issues” which explains the low median multiples in our peer group.

Capstone also notes that companies with minimal Title IV exposure are often trading at multiples of revenue vs. EBITDA because of the potential “Band-Aid” sales effect they could provide to large acquirers with 90% Title IV concentration. These sales multiples range from 1.5 to 2x. Such acquisitions immediately enable acquirers to significantly reduce their Title IV concentration while also allowing them to draw additional Title IV funds to fuel sales if necessary.

In terms of type of curriculum, Capstone cites “niche healthcare curricula with a focus on nursing programs” as providing discernible premium value to the marketplace. Advanced degrees offer further value. The Aspen model meets both conditions of these premium criteria.

The recent acquisition of the Hondros College nursing programs by APEI (i.e. American Public Education, Inc.) attests to the premium being placed on online nursing education in the marketplace. Hondros’ 1,500 nursing students are enrolled in PN (i.e Practical Nursing), AND (i.e. Associate Degree in Nursing), and RN-BSN programs. The acquisition price of $46 million equates to $30,700 per student. Aspen at present reportedly enrolls 525 nursing students which suggests the market may value an acquisition of these students at $16 million. The question then becomes how to value the remaining full-time, degree-seeking non-Nursing students of Aspen which currently number 1,600?

Please recall that approximately 600 of these students are on the old, less-profitable pre- payment system while 1,000 are billed at the average tuition rate of $1,000 per course. For an 11 course program this translates to revenue of $11.6 million for these 1,000 students. Given

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the relatively low Title IV exposure (18%) the market should be willing to pay 2x sales or $23.1 million. Adding this back to the Nursing piece of $16 million yields a market price of $39.1 million. Dividing by the current diluted share count of 60 million suggests the market should presently value the company at $0.67/share independent of any future expectations. Dividing by a “fully” diluted share count of 75 million yields a current valuation of $0.52/share.

Please note that approximately 75% of the Hondros student enrollments receive Title IV funding vs. 18% for Aspen and none of the Hondros programs are graduate level. So the market could potentially add to the valuation multiple based on Aspen’s graduate programs and minimal Title IV exposure.

Aspen’s valuation can also be judged through the lens of earnings growth. In considering the application of a PEG (PE to growth) model please note that our fully taxed EPS estimate for calendar year 2015 is $0.02 vs. a fully taxed EPS estimate of $0.01 for calendar year 2014 which equates to a 100% YOY EPS growth rate. Since a PEG ratio of 1 is considered reasonable for growth investors, these investors may be willing to pay up to $1.00/share on $.01

EPS, or a PE of 100.

The two separate valuation analyses suggest that investors would likely value the stock in the

$0.52-$1.00 range based on varying risk tolerance and growth appraisal.

Risks

Government Regulation

As mentioned previously, online education has increasingly come under the microscope of the Federal government as it looks more closely at Title IV spending within the context of a large fiscal deficit. New regulations may emerge at either the federal or state level which may mandate higher levels of teacher education, stricter student loan default rates, or more legitimate proof of gainful employment claims. Such measures could represent new cost burdens and negatively impact profitability.

Pending Litigation

The company was named as a defendant in a suit filed by the company’s former chairman alleging defamation and breach of fiduciary duty. The company may sustain elevated ongoing legal expenses in defense against the allegations.

Counter Cyclicality

Generally speaking, working professionals often seek new skills during an economic downturn to improve their hiring attractiveness. A significant rebound in the U.S. macro economy may impede enrollment growth, especially in the MBA program.

Competition

Competition within the industry is intense. Additionally, non-profit universities including public institutions are now offering online courses. These institutions often have significant brand equity, especially at the regional level, which may enable them to compete effectively with pure online universities.

21st Century Equity Research LLC 205 East Wisconsin Avenue, Suite 210 Milwaukee, Wisconsin 53202 www. tfcentury.com
Mark Zinski 262.534.3000

21st Century Equity Research

Management and Board of Directors

Michael Mathews, Chairman & CEO

Mr. Mathews is the Chairman & CEO of Aspen Group Inc. Prior to this, Mr. Mathews served as CEO of Interclick, Inc. (Nasdaq: ICLK) which was acquired by Yahoo, Inc. (Nasdaq: YHOO) in 2011 for $270 million. From 2004 to 2007, Mr. Mathews was Senior Vice President – Marketing & Publisher Services for World Avenue U.S.A., LLC an Internet promotional marketing company. Mr. Mathews is known for his track record of success in managing early stage and growing businesses, his extensive knowledge of the Internet marketing industry and his knowledge of running and serving on the boards of public companies.

Gerald Williams, Academic President

Dr. Williams also functions as Aspen’s chief academic officer and has responsibility for all educational matters. Since January 15, 2012, Dr. Williams has also served as the Dean of the School of Technology. Prior to January 1, 2012, Dr. Williams was a consultant beginning in March 2011 under a Consulting Agreement. From 2005 until 2010, Mr. Williams was an adjunct professor at the University of Missouri – Kansas City.

Michael Matte, CFO

Before joining Aspen Group, Mr. Matte served as the CFO & EVP of MeetMe, Inc. Mr. Matte also served as a director of MeetMe between July 2006 and October 2007. From March 2008 until October 2009, Mr. Matte served as a director of GelTech Solutions, Inc. Mr. Matte is a Certified Public Accountant.

David Garrity, EVP, Corporate Development

Mr. Garrity is responsible for Aspen’s corporate sales function focused on institutional partnerships, investor relations and M&A activities. From 2011 to 2013, Mr. Garrity served as Aspen CFO. Prior to joining Aspen, Mr. Garrity served as CFO of Interclick, Inc. (Nasdaq: ICLK) and was also a director of that company. Mr. Garrity is a Chartered Financial Analyst.

Angela Siegel, EVP, Marketing

Ms. Siegel is responsible for online lead generation and the Office of Enrollment. Prior to joining Aspen, Ms. Siegel was the Chief Marketing Officer at the Jack Welch Management Institute at Chancellor University. From 2004 to 2008, Ms. Siegel was Online Marketing Manager at Grand Canyon Education, Inc. (Nasdaq: LOPE).

Financial Analysis

The company recently amended its fiscal year from a calendar year to the period ending 4/30/13. The four month period beginning 1/1/13 and ending 4/30/13 is classified as a “transition period”. The summer season is generally weaker for enrollments so the financial performance for the 1st quarter of FY2014 ending 7/31/2013 is expected to be lower sequentially.

We have calibrated our quarterly and fiscal year estimates based on management guidance for calendar year revenue and EBITDA for 2014 and 2015. The primary lever for improved operating leverage lies in improving gross margin. As the table below reflects, the components of Cost of Revenue respond favorably to increases in Full-time Degree students. Faculty costs

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Mark Zinski 262.534.3000

21st Century Equity Research

primarily comprise “instructional costs and services” accompanied by purchased courseware and internet services. When the number of full-time degree students accelerates the ratio of students per teacher increases. This enables the spreading out of faculty costs. The marketing and promotional component of Cost of Revenue declined nearly 33% YOY as the company decreased its cost per exclusive lead YOY from $78.27 to $58.66 due to its vertically integrated proprietary lead generation system.

	Four months ended	Four months ended
	4/30/2012	4/30/2013	YOY %
Revenues	$745,656	$1,229,096	64.8%
Full-time Degree Students	1,136	1,875	65.1%

instructional costs and services	$266,682	$345,727	29.6%
marketing and promotional	$598,728	$404,203	-32.5%
Cost of Revenue (exclusive of D&A)	$865,410	$749,930	-13.3%

Gross Margin	($119,754)	$479,166
% of Revenue	-16.1%	39.0%

Two other factors negatively impacting gross margin in the past were the legacy tuition rates mentioned previously and the certificate revenue via the company’s relationship with CLS 123. As of 3/31/13 the company opted to discontinue the Certificate in Information Technology with a specialization in Smart Home Integration program. The program had been yielding a gross margin near 10%. The company has made the strategic decision not to develop Certificate programs due to the comparatively lower gross margins.

The company expects only moderate growth in G&A expenses going forward stemming mostly from some increased regulatory costs. The company presently maintains a tax NOL (Net Operating Loss) of $11.5 million so the company does not expect a tax liability in the foreseeable future.

The prognosis for continued significant enrollment increases and improving gross margin appears quite strong. As of 7/29/13 the company reports that the number of full-time degree seeking students has increased 7% sequentially from 1,875 to 2,008 while the number of Nursing students has increased sequentially 23% to 464. The company should reach near break-even adjusted EBITDA in Q4 of FY14. We have not assumed an equity raise in our model though the company has publicly disclosed that it may seek an equity offering of $7 million in 2013. The current cash position of $.7 million and credit line availability of $1.2 million will be insufficient to fund our FY14 free cash flow estimate of ($.2.7 million) although the CEO loaned the company $1 million in July.

We believe the greatest upside resides in the company securing a corporate partnership with a major healthcare system to provide nursing education. Such a partnership could add a significant number of new students without incurring the marketing expenses normally associated with student recruitment and acquisition. Both sales and EBITDA could ramp significantly within a short period of time if such a relationship were forged.

21st Century Equity Research LLC 205 East Wisconsin Avenue, Suite 210 Milwaukee, Wisconsin 53202 www. tfcentury.com
	Mark Zinski 262.534.3000

21st Century Equity Research

Disclaimers & Disclosures

21st Century Equity Research and the covering analyst receive cash compensation for research coverage directly from the company’s Investor Relation’s firm. The subject company has the opportunity to review the reports and updates for historical factual accuracy, but has no influence over the analysis, financial projections, or opinions made by the analyst. Information, opinions, or recommendations contained in the reports and updates are submitted solely for advisory and information purposes. The reports and updates are not intended to be construed as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. The factual statements in the reports and updates have been taken from generally recognized public sources believed reliable but such statements of fact have not been independently verified and are made without any representation as to accuracy, completeness, or otherwise. The research, analysis, financial projections, and opinions expressed in the reports and updates are those of the analyst and are subject to change without notice. Additionally, the information in this report may become outdated and there is no obligation to update any information contained in this report.

21st Century Equity Research LLC 205 East Wisconsin Avenue, Suite 210 Milwaukee, Wisconsin 53202 www. tfcentury.com
Mark Zinski 262.534.3000

21st Century Equity Research

Balance Sheet	4/30/2013	CY12	CY11

Current assets:
Cash and cash equivalents	724,982	577,238	766,602
Restricted cash	265,173	264,992
Accounts receivable	364,788	239,671	215,099
Accounts receivable, secured - related party			772,793
Note receivable from officer, secured - related party			150,000
Prepaid expenses	165,426	192,533	103,268
Net assets from disc ops	113,822	393,214	632,135
Other current assets		69,000	210
Total current assets	1,634,191	1,736,648	2,640,107

Restricted cash			-
Property and equipment, net	1,263,740	1,211,320	997,109
Courseware, net	208,095	253,571	369,831
Accounts receivable, secured - related party	270,478	270,478	-
Other assets	25,181	25,181	6,559
Total assets	$ 3,401,685	$ 3,497,198	$ 4,013,606

Current liabilities:
Accounts payable	313,405	215,796	414,147
Accrued expenses	128,569	75,912	128,303
Deferred revenues	1,158,473	1,036,540	835,694
Convertible notes payable, current portion	200,000		-
Convertible notes payable, current portion - related party			-
Notes payable, current portion			6,383
Loan payable to stockholder	491	491	-
Net liabilities from disc ops	124,504	226,430	719,107
Other current liabilities		69,000
Deferred rent, current portion	10,418	6,257	4,291
Total current liabilities	1,935,860	1,630,426	2,107,925

Line of credit	250,000	250,000	233,215
Loans payable (includes $50,000 to related parties)		-	200,000
Convertible notes payable (includes $50,000 to related parties)	600,000	800,000	-
Notes payable		-	8,768
Deferred rent	21,450	15,017	21,274
Total liabilities	2,807,310	2,695,443	2,571,182

Temporary equity:
Series A preferred		-	809,900
Series D preferred		-	1,109,268
Series E preferred		-	1,550,817
Total temporary equity		-	3,469,985

Stockholders' equity (deficiency):
Preferred stock		-	-
Series C preferred		-	11,307
Series B preferred		-	368
Common stock	58,573	55,244	11,838
Additional paid-in capital	13,345,888	12,153,615	3,275,296
Treasury stock	(70,000)	(70,000)
Accumulated deficit	(12,740,086)	(11,337,104)	(5,326,370)
Total stockholders' equity (deficiency)	594,375	801,755	(2,027,561)
Total liabilities and stockholders' equity (deficiency)	$ 3,401,685	$ 3,497,198	$ 4,013,606

21st Century Equity Research LLC 205 East Wisconsin Avenue, Suite 210 Milwaukee, Wisconsin 53202 www. tfcentury.com
	Mark Zinski 262.534.3000